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                                  EXHIBIT 23.1

                CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-13353, No. 333-35455, No. 333-45347, No. 333-39019, No.
333-34127, No. 333-23039, and No. 333-70675) and in the related Prospectuses and in the Registration Statements (Form S-8 No. 33-80343, No. 333-41491 and No. 333-68549) pertaining to the registration of the 1998 Employee Incentive Plan, the 1997 Incentive Plan, the 1995 Incentive Plan, 1995 Nonemployee Director Stock Plan, 1994 Stock Compensation Plan and Misc. Non-Qualified Stock Options of WavePhore, Inc. of our report dated January 25, 1999, with respect to the consolidated financial statements of WavePhore, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1998.

                                            /s/    ERNST & YOUNG LLP


Phoenix, Arizona
March 22, 1999